Exhibit 16

                              BARRY L. FRIEDMAN PC
                          Certified Public Accountant
                               1582 Tulita Drive
                            Las Vegas, Nevada 89123


May 08, 2000


Mr. Steve Van Leeuwen
President
Auteo Media, Inc.
22125 17th Ave SE #105
Bothell, WA 98021

Dear Mr. Van Leeuwen:

8-K FILING RE CHANGE OF AUDITOR

Effective immediately I will cease all accounting actions for Auteo Media, Inc., previously Flintrock Financial Services. This letter is to confirm that we agree with the statements made in the Form 8-K in replacing me with Grant Thornton as the accountants for the Company.

Very truly yours,



/s/ BARRY L. FRIEDMAN
-----------------------------
    Barry L. Friedman
    Barry L. Friedman PC